Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 02:49 PM 09/12/2008 FILED 03:10 PM 09/12/2008 SRV 080948240 – 2827151 FILE

CERTIFICATE OF FORMATION

OF

PRINCE TELECOM, LLC

This Certificate of Formation of Prince Telecom, LLC (the “Company”) dated as of September 12, 2008, is being duly executed and filed by the undersigned, as an authorized person, in connection with the conversion of Prince Telecom, Inc. to a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

FIRST: The name of the Company is Prince Telecom, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is:

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

  THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

FOURTH: This Certificate of Formation shall be effective on September 12, 2008 at 3:10 P.M.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be executed as of the date first above written.

DYCOM INVESTMENTS, INC., as Authorized Person

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer